EXHIBIT 4.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 29, 2012 (this “Amendment”) is made among REPUBLIC SERVICES, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A. (“Bank of America”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and each of the Lenders. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Credit Agreement described below).
RECITALS:
A.    The Borrower, Bank of America, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the Lenders have entered into an Amended and Restated Credit Agreement dated as of May 8, 2012 (as in effect on the date hereof, the “Credit Agreement”), pursuant to which the Lenders have made available to the Borrower a revolving credit facility with a swing line sublimit and a letter of credit sublimit.
B.    The Borrower has advised the Administrative Agent and the Lenders that it desires to amend certain provisions of the Credit Agreement, and the Administrative Agent and the Lenders are willing to effect such amendment on the terms and conditions contained in this Amendment.
In consideration of the premises and further valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to the Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)	The definition of “Consolidated EBITDA” in Section 1.01 is deleted in its entirety and the following is inserted in lieu thereof:
“Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries for any Computation Period, the sum of, without duplication, (a) Consolidated Net Income during such Computation Period, plus (b) the following, in each case to the extent deducted in computing Consolidated Net Income during such Computation Period: (i) Consolidated Interest Expense; (ii) taxes on income; (iii) depreciation, amortization and depletion; (iv) accretion; (v) loss on extinguishment of Indebtedness, and (vi) non-cash charges incurred with respect to Borrower’s possible withdrawal liabilities disclosed on Schedule 5.07 and the Central States Withdrawal Liabilities (as such term is defined in that certain Limited Waiver among Borrower, Administrative Agent, and the Lenders party thereto dated as of October 15, 2012); provided, that, to the extent that any Acquisition has been consummated during a Computation Period, Consolidated EBITDA shall be computed on a pro forma basis in accordance with Article 11 of Regulation S‑X of the SEC or in a manner otherwise approved by the Administrative Agent for the purposes of determining the Total Debt to EBITDA Ratio.

(b)	Section 8.01(h) is deleted in its entirety and the following is inserted in lieu thereof:

(a)
ERISA. (i) Except as previously disclosed on Schedule 5.07, an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000; (ii) a contribution failure shall occur with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA securing obligations in excess of $10,000,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period (or any period during which (x) the Borrower is permitted to contest its obligation to make such payment without incurring any liability (other than interest) or penalty and (y) the Borrower is contesting such obligation in good faith and by appropriate proceedings), any installment payment with respect to its withdrawal liability under Section 4201 of ERISA or any contribution obligation under Section 4243 of ERISA, in each case under a Multiemployer Plan in an aggregate amount in excess of $25,000,000.

(a)	Schedule 5.07 attached to this Amendment is inserted as a new Schedule 5.07 to the Credit Agreement.

2.
Conditions Precedent to Amendments. The effectiveness of this Amendment and the amendments to the Credit Agreement set forth in Section 1 above is subject to the accuracy of the representations and warranties set forth in Section 3 below on the date hereof and the satisfaction of the following conditions precedent:

(a)	the Administrative Agent shall have received counterparts of this Amendment, duly executed by the Borrower, the Administrative Agent and each of the Required Lenders;

(b)
the Administrative Agent shall have received, for the account of each of the Lenders that executes this Amendment on or before the effective date hereof, an amendment fee equal to 0.01% of the Aggregate Commitments as of the date hereof, which shall be allocable on a pro-rata basis to the Lenders in accordance with each such Lender’s Applicable Percentage as of the date hereof;

(c)	the Administrative Agent shall have received evidence that contemporaneously herewith a corresponding amendment with respect to the 2011 Credit Agreement shall become effective; and

(d)
unless waived by the Administrative Agent, all fees and expenses of the Administrative Agent and the Lenders (including the reasonable fees and expenses of counsel to the Administrative Agent to the extent invoiced prior to the date hereof) in connection with this Amendment shall have been paid in full (without prejudice to final settling of accounts for such fees and expenses).

3.
Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:

(a)
After giving effect to this Amendment, the representations and warranties of the Borrower contained in Article V of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects) as of such earlier date and except that the representations and warranties in Section 5.11(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01.

(b)
This Amendment has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, the Borrower, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.

4.
Entire Agreement. This Amendment, together with the Loan Documents (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other in relation to the subject matter hereof or thereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 10.01 of the Credit Agreement.

5.
Full Force and Effect of Amendment. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all other Loan Documents are hereby confirmed and ratified in all respects and shall be and remain in full force and effect according to their respective terms.

6.
Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, facsimile or other electronic transmission (including .PDF) shall be effective as delivery of a manually executed counterpart of this Amendment.

7.	Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

8.
Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

9.	References. This Amendment shall constitute a Loan Document and all references in any of the other Loan Documents to the “Credit Agreement” shall mean the Credit Agreement, as amended hereby.

10.
Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Lenders and their respective successors and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.

11.
Amendment Fees. The amendment fees required to be paid pursuant to Section 2(b) above shall be fully earned upon the effectiveness of this Amendment, shall be nonrefundable for any reason whatsoever and shall be in addition to any other fees, costs and expenses payable pursuant to this Amendment, the Credit Agreement or any other Loan Document.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

REPUBLIC SERVICES, INC.

By: /s/ Edward A. Lang, III
Name: Edward A. Lang, III
Title: Senior Vice President, Treasurer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as
Administrative Agent

By: /a/ Maria F. Maia
Name: Maria F. Maia
Title: Managing Director

LENDERS:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By: /a/ Maria F. Maia
Name: Maria F. Maia
Title: Managing Director

                        JPMORGAN CHASE BANK, N.A., as a Lender
and L/C Issuer

By: Gregory T. Martin
Name: Gregory T. Martin
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:     /s/ Robert Krasnow
Name: Robert Krasnow
Title: Sr. Vice President

BARCLAYS BANK PLC, as a Lender

By:     /s/ Lisa Minigh
Name: Lisa Minigh
Title: Assistant Vice President

SUNTRUST BANK, as a Lender

By:     /s/ Chris Hursey
Name: Chris Hursey
Title: Vice President

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:     /s/ C. Martin McDonald
Name: C. Martin McDonald
Title: Assistant Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:     /s/ Eugene Dempsey
Name: Eugene Dempsey
Title: Director

COMPASS BANK, as a Lender

By:     /s/ Susana Campuzano
Name: Susana Campuzano
Title: Senior Vice President

BNP PARIBAS, as a Lender and L/C Issuer

By:     /s/ Michael Pearce
Name: Michael Pearce
Title: Director

By:     /s/ Todd Grossnickle
Name: Todd Grossnickle
Title: Vice President

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By:     /s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

By:     /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

REGIONS BANK, as a Lender

By:     /s/ Larry C. Stephens
Name: Larry C. Stephens
Title: SVP

INTESA SANPAOLO S.p.A., as a Lender

By:     /s/ Sergio Maggioni
Name: Sergio Maggioni
Title: First Vice president & Head of Business

By:     /s/ Glen Binder
Name: Glen Binder
Title: Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender

By:     /s/ Leon Mo
Name: Leon Mo
Title: Authorized Signatory

ROYAL BANK OF CANADA, as a Lender

By:     /s/ Scott Umbs
Name: Scott Umbs
Title: Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:     /s/ Jeannine Pascal
Name: Jeannine Pascal
Title: Vice President

UBS AG, STAMFORD BRANCH, as a Lender

By:     /s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:     /s/ Kenneth Chin
Name: Kenneth Chin
Title: Director

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:     /s/ Elizabeth Willis
Name: Elizabeth Willis
Title: Assistant Vice President

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By:     /s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

COBANK, ACB, as a Lender

By:     /s/ Bryan Ervin
Name: Bryan Ervin
Title: Vice President

COMERICA BANK, as a Lender

By:     /s/ Fatima Arshad
Name: Fatima Arshad
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:     /s/ Jennifer Lynn Shafer
Name: Jennifer Lynn Shafer
Title: Vice President

THE BANK OF NEW YORK MELLON, as a Lender

By:     /s/ David B. Wirl
Name: David B. Wirl
Title: Managing Director

UNION BANK, N.A., as a Lender

By:     /s/ Jeffrey Duncan
Name: Jeffrey Duncan
Title: Vice President

MACQUARIE BANK LIMITED, as a Lender

By:     /s/ Linda Evans
Name: Linda Evans
Title: Division Director

By:     /s/ Fiona Smith
Name: Fiona Smith
Title: Division Director

SCHEDULE 5.07

ERISA MATTERS

Borrower may incur withdrawal liabilities not to exceed Two Hundred Fifty Million Dollars ($250,000,000) in the aggregate during the term of the Credit Agreement for its possible withdrawal from the following Multiemployer Plans:

Central States, Southeast & Southwest Areas Pension Plan
New England Teamsters & Trucking Industry Pension Fund
Local 731 I.B. of T. Private Scavengers and Garage Attendants Pension Fund
Western Metal Pension Trust Fund
IBT Local 945 Pension Fund
Operating Engineers Local 324 Pension Fund
Suburban Teamsters of Northern Illinois Pension Fund
Automotive Industries Pension Fund
NY State of Teamsters Conference Pension & Retirement Fund
Western PA Teamsters & Employers Pension Fund
Operating Engineers Pension Trust Fund
Teamsters Union of Puerto Rico, Local 901
Teamsters Pension Trust Fund (Philadelphia)
Laborers' International Union of North America National (Industrial) Pension Plan
Automobile Mechanic's Local 701 Pension Fund
Western States Office & Prof Employees' Pension Fund
Automotive Machinists Pension Trust Fund
Distributors Association Warehouseman's Pension Trust
Pension Trust Fund Private Sanitation Union Local 813
Operating Engineers Local 66
Local 705 I.B. of T. Pension Fund

For the avoidance of doubt, this Schedule 5.07 shall constitute notice under Section 6.03(c) of the Borrower’s withdrawal from such Multiemployer Plan and Borrower’s incurrence of such liabilities.